Exhibit 4.20

Haleon Plc

RULES OF THE HALEON PLC
DEFERRED ANNUAL BONUS PLAN 2023

Directors’ adoption:	23 May 2022

Expiry Date:	20 April 2033

(as amended by the Committee on 13 March 2023)

Shareholder approval:	20 April 2023

Slaughter and May
One Bunhill Row
London
EC1Y 8YY

PJC/IAB/RXQS

575783507

The Haleon plc Deferred Annual Bonus Plan 2023

Introduction

An Award under the Plan can take the form of:

•	a nil-cost option - which is a right to acquire Shares for nothing; or
•	a conditional award - which is a right to be given Shares automatically on Vesting.

Grant and Vesting of the different types of Award work in similar ways but there are some differences in the mechanics of how they are granted and what happens after they Vest.

Following Vesting, Awards will be satisfied by the issue of new Shares or the transfer of “market purchase” Shares or treasury Shares to the Participant.

This introduction does not form part of the rules.

1.Meaning of words used

In these rules:

“Award” means a conditional right to acquire Shares (which may be a Conditional Award or a Nil-Cost Option) which is granted in respect of annual bonus foregone, as described in Rule 2.3;

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Committee” means the remuneration committee of the board of directors of the Company or any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means Haleon plc (registered no. 13691224);

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means any restriction on dealing in securities imposed by law, statute, regulation, order, government directive or any dealing code adopted by the Company as varied from time to time;

“Directors’ Remuneration Policy” means the directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act 2006;

“Dividend Equivalents” means a right to cash or Shares as described in Rule 3.2;

“Executive” means an executive director of the Company or any member of the Executive Team of the Company;

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“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Malus and Clawback Policy” means the Company’s policy from time to time on the recoupment of value from current or former employees in connection with the Plan which is applicable to the Participant;

“Market Value” means, in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the immediately preceding day (or such other day selected by the Committee or the average closing price of up to five consecutive trading days selected by the Committee) on which the relevant market was open or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day (or such other day selected by the Committee or the average closing price of up to five consecutive trading days selected by the Committee), unless Conditional Awards Vest or Nil-Cost Options are exercised under Rule 7.1, in which case the Committee may determine that the market value of a Share is the price payable to acquire a Share in connection with a Takeover under Rule 7.1;

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a right to acquire Shares granted under the Plan following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, their personal representatives;

“Plan” means this plan known as “The Haleon plc Deferred Annual Bonus Plan 2023” as amended from time to time;

“Recovery Period” has the meaning given to it in Rule 5.1;

“Relevant Employee Share Plan” means an employee share plan operated by a Member of the Group, other than an employee share plan which has been registered with HM Revenue & Customs for the purposes of the Income Tax (Earnings and Pensions) Act 2003 under Schedules 2 to 4;

“Share” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depositary share representing Shares;

“Takeover” has the meaning given to it in Rule 7.1;

“Vesting” means a Participant becoming entitled to receive the Shares comprised in their Award and “Vest” shall be construed accordingly; and

“Vesting Date” means the date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under Rule 2.2.

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2.Granting Awards

2.1	Selection of Participants

The Committee may select any employee (including an executive director) of the Company or any one of its subsidiaries to be granted an Award.

2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:

(A)	the proportion of annual bonus which an employee will forgo in return for the grant of an Award;
(B)	the Vesting Date or Vesting Dates;
(C)	the terms of any conditions;
(D)	whether the Award will take the form of a Nil-Cost Option (and if the Committee does not so decide, the Award will take the form of a Conditional Award);
(E)

if the Award is in the form of a Nil-Cost Option, whether the Award will be exercisable for a period shorter than the period from Vesting up to the tenth anniversary of the Award Date except where Rule 6 (Leavers) or Rule 7.1 (Takeover) applies (and if the Committee does not so decide, the Nil-Cost Option will be exercisable for such period);

(F)

whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see Rule 3.2) (and if the Committee does not so decide, the Award will carry Dividend Equivalents on a notional re-investment basis);

(G)	if the Award will Vest on a date other than the Vesting Date if the Participant leaves employment (see Rule 6.1); and
(H)	which (if any) Schedules to the Plan will apply to the Award.

2.3Size of Awards

The Grantor will grant to the Participant an Award over a number of Shares with a Market Value on the Award Date equal to the gross amount of bonus foregone (or, if the Committee so decides, the net amount of bonus foregone).

Additional Shares may be made subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer national insurance or social security liability.

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2.3	Timing of Awards

Awards may not be granted at any time after 20 April 2033.

The Award Date for an Award must be within the 42 days starting on any of the following:

(A)	the date of approval of the Plan by shareholders; or
(B)	the day after the announcement of the Company’s results for any period; or
(C)	the day on which the Directors’ Remuneration Policy (or any amendment to it) is approved by the Company’s shareholders; or
(D)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or
(E)	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

Awards may also be granted on any other day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards.

2.4	Documentation of Awards

Each Award will be granted by deed. Each Participant will receive or be directed to a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

2.5	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any Shares made available under such further sub-plans are treated as counting against the limits set out in Rule 9.2.

3.Dividends and dividend equivalents

3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are issued or transferred to the Participant.

3.2	Dividend Equivalents

If an Award carries Dividend Equivalents:

(A)	unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the Vesting Date,

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the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this Rule 3.2) on the basis of the market value of a Share on the payment date; or

(B)

if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.2(A), as soon as practicable after Vesting, the Grantor will pay to the Participant an amount (in cash or Shares) equal to the total ordinary dividends paid between the Award Date and the Vesting Date on the number of Shares then Vesting; or

(C)	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.

For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

For the purposes of this Rule 3, “market value” means Market Value or, if the Committee so decides, the closing middle market quotation of a share quoted on the London Stock Exchange for the dividend payment date or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that day.

This will not apply to any dividend in respect of which an adjustment is made under Rule 7.4.

For the avoidance of doubt, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are issued or transferred to the Participant.

4.Vesting of Awards

4.1	Normal Vesting

Subject to Rules 4.6, 5, 6 and 7, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates).

4.2	Consequences of Vesting – Conditional Award

Subject to Rules 4.5 and 4.6(B), as soon as practicable after the Vesting of an Award which takes the form of a Conditional Award, the Grantor shall procure that:

(A)	the number of Shares in respect of which the Award has Vested are issued or transferred to the Participant; and
(B)	the Participant is paid any amount due under Rule 3.2(B) (Dividend Equivalents).

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4.3	Consequences of Vesting – Nil-Cost Options

A Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period up to the tenth anniversary of the Award Date, unless the Grantor determined on the Award Date that a shorter period should apply or if Rules 6 (Leavers) or 7.1 (Takeovers) apply.

The Grantor will procure that the Participant is paid any amount due under Rule 3.2(B) (Dividend Equivalents) as soon as practicable after the Vesting Date.

A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe. A Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this Rule 4.3.

Subject to Rules 4.5 and 4.6(B), within 30 days of the receipt of the notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil- Cost Option has been exercised are issued or transferred to the Participant.

4.4	No Fractional Shares

Any fractional number of Shares accrued as a result of Rule 3.2 (or any other reason) shall be aggregated as at the Vesting Date, and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

The Committee may, if it is necessary or desirable for regulatory, exchange control, compliance, administrative or other similar reason, decide to satisfy an Award or the exercise of a Nil-Cost Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be issued or transferred on the Vesting Date (or exercise, in the case of a Nil-Cost Option).

4.6	Delay for Dealing Restrictions
(A)	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.
(B)

If the issue or transfer of Shares is prevented by a Dealing Restriction on any date set out in Rules 4.2 or 4.3, the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date  on which it is no longer so prevented.

5.Malus and Clawback

5.1	Length of Recovery Period
(A)

The period during which the Committee may undertake any of the actions specified in Rules 5.3, 5.4 and 5.5 (the “Recovery Period”) will, subject to Rule 5.1(A), be the period beginning on the Award Date and ending on the second anniversary of the day

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on which the Award Vests, unless the relevant provisions of any applicable law, rule, regulation or stock exchange rule as set out in Rule 5.6 below require otherwise (in which case the Recovery Period shall be the period specified in such law, rule, regulation or stock exchange rule).

(B)

If an investigation into the conduct or actions of any Participant or any Member of the Group has started before, but not been completed by, the end of the Recovery Period, the Committee may, in its absolute discretion, determine that the provisions of Rules 5.3, 5.4 and 5.5 may be applied to an Award until such later date as the Committee may determine to allow that investigation to be completed and for the Committee to consider its findings and determine whether it wishes to undertake any action specified in Rules 5.3, 5.4 and 5.5.

(C)	Where there is a delay under Rule 5.1(B) the following provisions will apply:
(i)

if a Participant leaves employment after the date on which the Award would have Vested but for the delay then, unless the Committee decides otherwise, Rule 6 (Leaving Employment) will not apply. The Award will continue and Vest to the relevant extent (subject to any further adjustment under this Rule 5) under this Rule 5.1; and

(ii)	Vesting or exercise of the Award or delivery of Shares will not be delayed beyond any date on which Vesting, exercise or delivery would otherwise occur under Rule 7 (Corporate Events).
5.2	Recovery triggers

Notwithstanding any other rule of the Plan, at any time before the end of the Recovery Period, the Committee may, on such basis as it considers in its absolute discretion to be fair, reasonable and proportionate, undertake any of the actions specified in Rules 5.3, 5.4 and 5.5, if the Committee considers there to be exceptional circumstances, including (without limitation):

(A)

results announced for any financial year have subsequently been determined by the Committee to be materially financially inaccurate or misleading, irrespective of whether the Participant subject to the Plan or the Malus and Clawback Policy was or is at fault;

(B)

there has been a failure of risk management which has resulted in material financial loss for the business unit or profit centre in which the Participant worked, irrespective of whether the Participant subject to the Plan or the Malus and Clawback Policy was or is at fault;

(C)

any error or material misstatement has resulted in an overpayment to the Participant, whether in the form of Awards, assessment of the Participant's performance, the Company’s or Group member’s accounts or otherwise;

(D)	there has been an instance of corporate failure of the Group, including (but not limited to) administration or liquidation;

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(E)

a Participant has left employment in circumstances in which the Award has not lapsed and facts have emerged which, if known at the time, would have caused the Award to lapse on leaving or cause or would have caused the Committee to exercise its discretion under the Plan differently;

(F)	the Participant is subject to any disciplinary action or investigation or the Committee considers that his or her conduct or performance has been in breach of:
(G)	his or her employment contract;
(H)	any laws, rules or codes of conduct applicable to him or her;
(I)	the standards reasonably expected of a person in his or her position.
(J)

any team, business area, member of the Group or profit centre in which the Participant works has been subject to any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it;

(K)

in relation to malus only, the Committee determines, in its discretion that the underlying financial health of the Group or any member of the Group or any business unit has significantly deteriorated such that there are severe financial constraints on the Group which preclude or limit the Group’s or member of the Group’s ability to facilitate the funding of Awards;

(L)

any behaviour, action or omission which the Committee determines has caused material reputational damage to the Group or any member of the Group (or which would have caused material reputational damage to the Group's reputation had it been made public) for which the Participant is accountable or the Participant’s conduct is materially adverse to the interests of the Company;

(M)	any other matter which, in the reasonable opinion of the Committee is required to be considered to comply with prevailing legal and/or regulatory requirements;
(N)	pursuant to the requirements or operation of any applicable law, rule, regulation or stock exchange rule as set out in Rule 5.6 below;
(O)	pursuant to the terms of the Malus and Clawback Policy; or
(P)	if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.
5.3	Malus
(A)	The Committee may, in its absolute discretion, at any time during the Recovery Period:
(i)	reduce the number of Shares subject to the Award or to be delivered to the Participant in whole or in part; and/or

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(ii)	impose additional conditions on the Vesting or exercise of the Award or the delivery of the Shares; and/or
(iii)	determine the timing of any Vesting or exercise of the Award or any delivery of the Shares.
(B)	If an Award is reduced (in whole or in part) in accordance with Rule 5.3(A), that Award will be treated (to the relevant extent) as having lapsed.
(C)	The Company must notify the Participant as soon as reasonably practicable after the Committee has taken any action in accordance with Rule 5.3(A).
5.4	Clawback
(A)

The Committee may, in its absolute discretion, at any time during the Recovery Period require the Participant to transfer to the Company (or the trustee of any employee benefit trust, if required by the Company):

(i)	all or some of the Shares acquired under the Award; or
(ii)	a cash payment in respect of all or some of the Shares acquired under the Award.
(B)

In determining the number of Shares to be transferred and/or the cash payment to be made in accordance with Rule 5.4(A), the Committee will take into account the amount of tax and social security contributions actually paid (or due to be paid) by the Participant in respect of the acquisition of the relevant Shares under the Award and whether, in its opinion, the Participant can claim relief from any such tax and social security contributions.

(C)

References in Rules 5.4(A) and 5.4(B) to “Shares acquired under the Award” or “the acquisition of relevant Shares under the Award” shall, where the Award is dealt with in accordance with Rule 4.5, be read as references to the cash amount paid to the Participant under Rule 4.5.

5.5	Recovery mechanisms
(A)	In place of requiring the Participant to take the action referred to in Rule 5.4, the Committee may, in its absolute discretion, during the Recovery Period:
(i)	reduce the amount of any future payments in connection with the Plan or under any discretionary bonus plans or other incentive arrangements;
(ii)

reduce the number of Shares that would become available to the relevant Participant upon the vesting of any unvested share award granted under any Relevant Employee Share Plan and held by the relevant Participant; and/or

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(iii)	reduce the number of Shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan and held by the relevant Participant may be exercised, on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate.

(B)

The Committee may take any action referred to in Rule 5.3(A) to give effect to the operation of any withholding or recovery provisions similar to this Rule 5 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Member of the Group.

5.6Other Requirements

The provisions set forth in this Rule 5 are in addition to, and not in lieu of, any malus and clawback requirements imposed by any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the U.S. Securities Exchange Act of 1934, Rule 10D-1 thereunder and any applicable stock exchange listing rule adopted pursuant thereto, as may be reflected in an applicable malus and clawback policy adopted by the Company. Further, the provisions in this Rule 5 shall apply notwithstanding anything to the contrary in this Plan, the Malus and Clawback Policy or any other applicable policy of the Company. By accepting an Award hereunder, the Participant expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to the Participant) or applicable law without further consent from the Participant (including requiring Awards to be repaid to the Company after they have been distributed to the Participant).

6.Leaving employment

6.1	General rules on leaving employment
(A)

Subject to Rule 6.1(B), if a Participant leaves employment before the Vesting Date then their Award will continue and Vest on the Vesting Date unless the Committee decides that their Award will Vest on such other date as the Committee may determine.

(B)	If a Participant leaves employment:
(i)	by reason of termination for gross misconduct; or
(ii)	in circumstances where their employer is entitled to summarily terminate their employment and the Committee decides that this Rule 6.1(B) will apply,

then their Award will lapse on the date they leave employment.

(C)

A Nil-Cost Option which Vests on or after a Participant leaving employment will, subject to Rule 7, be exercisable for a period of twelve months following such Vesting and shall be automatically exercised at the end of that period to the extent it remains unexercised.

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(D)

A Nil-Cost Option which is already exercisable on a Participant leaving employment will, unless Rule 6.1(B) or 7 applies, continue to be exercisable for a period of twelve months following such leaving and shall be automatically exercised at the end of that period to the extent it remains unexercised.

6.2	Meaning of “leaving employment”

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when they are no longer an employee or executive director of any Member of the Group and not before.

7.Corporate Events

7.1	Takeover

If there is a Takeover, each Award will Vest on the date of the Takeover.

Any Nil-Cost Option which Vests or is already exercisable on the date of the Takeover will be exercisable for a period of six weeks following such date and shall be automatically exercised at the end of that period to the extent it is unexercised.

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with Rule 7.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:

(A)	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or
(B)	a court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 in connection with the acquisition of Shares.

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:

(A)	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.
(B)	The new award shall have equivalent terms to those of the Award that was exchanged.
(C)	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.
(D)	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

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(E)

With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under Rule 7.2(A).

7.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Awards to Vest in whole or in part, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under Rule 7.2.

7.4	Rights issues and changes in share capital

If there is:

(A)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
(B)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;
(C)	a special dividend or distribution, or
(D)	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or the identity of the securities subject to the Award in such manner as it see fit.

7.5	Committee

In this Rule 7, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

8.Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree to the transfer of liability for employer national insurance or social security contributions to them.

The Company, any employing company or trustee of any employee benefit trust, will withhold any amounts or make such arrangements as it considers necessary to meet any liability it has to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in the number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

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The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until they do so. Without prejudice to the above, each Participant authorises the Company, any Member of the Group or trustee of any employee benefit trust to sell or procure the sale of sufficient Shares following the Vesting or exercise of the Award on the Participant's behalf to obtain sufficient funds to enable the Company, any Member of the Group, any former Member of the Group or trustee of any employee benefit trust to discharge any obligation it may have to pay tax or social security contributions (including employer's social security contributions where appropriate) or levies arising in respect of the Vesting or exercise of the Award to the relevant tax authorities.

9.General Terms

9.1	Source of Shares

Awards may be satisfied with newly issued Shares, treasury Shares or Shares purchased in the market in conjunction with an employee benefit trust.

9.2	Limits on use of new issue and treasury shares

The number of Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.

The number of Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

“Allocate” means granting a right to acquire unissued Shares or the issue and allotment of Shares. Rights which have lapsed or been surrendered will not count towards these limits.

For so long as required under institutional shareholder guidelines, the transfer of treasury Shares shall be treated as the issue of new Shares for the purposes of this limit.

9.3	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This Rule 9.3 does not apply to the transmission of an Award on the death of a Participant to their personal representatives.

9.4	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.5	Discretionary nature of the Plan

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(A)

Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any employee, Participant or any other person (“Employee”).

(B)	The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment.
(C)

No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level or to be granted an annual bonus. The payment of an annual bonus or the grant of Awards on any particular basis in one or over any number of years does not imply any right to be paid an annual bonus or be granted or considered for Awards on that or any other basis in any other year.

(D)	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.
(E)	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:
(i)	their eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;
(ii)

any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under Rule 5); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).
(F)

Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

(G)

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

(H)

For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate their employment (whether such termination is lawful or unlawful).

9.6	Committee’s decisions final and binding

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The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.7	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

9.8	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.9	Consents

All issues or transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.10	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to them at their home address according to the records of their employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of their employing company is used by them, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working outside the United Kingdom and outside the United States of America will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.11	Language

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If any documents relating to the Plan or any Award are provided in any language other than English, in the event of any conflict between that version and the English version, the English version shall prevail.

9.12	Data protection
(A)

During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by the Company or any Member of the Group and relating to employees or customers of the Company and any Member of the Group, or other individuals.  The Company and each Member of the Group will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

(B)

Any Member of the Group and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the employee privacy notice and the data protection policy in force from time to time. The current versions of the applicable policies are available on the Company’s intranet page and on the online employee share plan portal (as applicable).

10.Amendment and termination of the Plan

10.1	Directors’ powers

Except as described in the rest of this Rule 10, the Committee may at any time change the Plan in any way. Changes may affect Awards already granted.

10.2	Shareholder approval
(A)

Except as described in Rule 10.2(B), the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limits on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for any Participant under the Plan;
(iv)

the basis for determining a Participant’s entitlement to, and terms of, securities, cash or other benefits under the Plan and for the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub- division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this Rule 10.2(A).

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(B)	The Committee can change the Plan and the adjustment thereof and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or
(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.
10.3	Notice

The Committee is not required to give notice of any changes made to any Participant affected.

10.4	Termination of the Plan

The Committee may terminate the Plan at any time but it will terminate automatically on 20 April 2033. The termination of the Plan will not affect existing Awards.

11.Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

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Schedule 1
United States

1.	Application of Schedule

The rules of this Schedule are made under and amend and supplement (as applicable) the terms of the Plan and any related Schedules. The rules of this Schedule apply to those Participants who are employees of a Member of the Group and are subject to U.S. taxation (“US Participants”). Awards made under this Schedule are intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). In the event of any conflict, this Schedule shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

2.	Definitions

The words and expressions used in this Schedule which have capital letters have the same meaning as they have in the rules of the Plan and/or any other applicable Schedule unless defined in or modified by this Schedule.

3.	Awards

Awards granted to US Participants shall not include any Nil-Cost Option.

4.	Dividend Equivalents

If an Award carries Dividend Equivalents, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the date an Award is paid, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this paragraph 4) on the basis of the Market Value of a Share on the payment date of such dividend.

5.	Settlement

Awards granted to US Participants may only be satisfied with newly issued Shares, Shares transferred from treasury or Shares and/or cash from a trust which satisfies the following characteristics:

(A)	the assets of the trust shall be subject to the claims of the general creditors of the Company;
(B)

if at any time the trustee of the trust has determined that the Company is insolvent, the trustee shall discontinue payments to the US Participants or their beneficiaries and shall hold the assets of the trust for the benefit of general creditors of the Company;

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(C)

the Committee shall have the duty to inform the trustee in writing of the Company’s insolvency. If a person claiming to be a creditor of the Company alleges in writing to the trustee that the Company has become insolvent, the trustee shall determine whether the Company is insolvent and, pending such determination, the trustee shall discontinue payment of benefits to the US Participants or their beneficiaries; and

(D)

the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would trigger the application of Section 409A(b)(2) (relating to the employer’s financial health) or Section 409A(b)(3) (relating to treatment of employer’s defined benefit plan during restricted period) of the Code.

6.	Distribution

The Shares or cash underlying an Award granted to a US Participant under this Schedule shall be distributed to that US Participant only on one or more of the following events, as shall be designated by the Committee as of the Award Date or such earlier date as may be required by Section 409A of the Code:

(A)	the death of the US Participant;
(B)	the Vesting Date or such other fixed date or dates as specified by the Committee;
(C)	a Takeover, provided that such Takeover is also a “change of control event” as defined in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation §1.409A-3(i)(5); and
(D)

any other event permitted under Section 409A of the Code as specified by the Committee. To the extent termination of employment is a payment event for an Award granted under this Schedule, such termination of employment shall only be a payment event if it is a “separation from service” (within the meaning of Treasury Regulation §1.409A-1(h)) and any US Participant who is a “specified employee” (within the meaning of Treasury Regulation §1.409A-1(i)) shall not receive their Shares until the first day of the seventh month following their “separation from service.”

The Committee shall inform the Participant of the applicable distribution events no later than on the Award Date or, if earlier, the date that any US Participant obtains a legally binding right, whether or not contingent, to an Award under this Schedule. No provision of this Schedule or the Plan that accelerates or extends the period for making a distribution will apply to an Award under this Schedule except to the extent that such acceleration or extension complies with Section 409A of the Code. Further, until the delivery of such Shares or cash, the rights of a US Participant with respect to an Award granted under this Schedule shall only be those of a general unsecured creditor of the Company.

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7.	Malus and Clawback

Unless otherwise determined by the Committee, any modification of an Award pursuant to Rule 5.3(A)(ii) or 5.3(A)(iii) of the Plan rules will not be made if it would cause adverse tax consequences under Section 409A of the Code.

8.	Code Section 409A

Although neither the Committee nor any Member of the Group guarantees any particular tax treatment to a US Participant, Awards granted pursuant to this Schedule are intended to comply with Section 409A of the Code and the Plan, all Rules thereunder and all such Awards shall be limited, construed, interpreted and administered in accordance with such intent.  Further, notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and any applicable Award certificate or statement issued to the US Participant or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the US Participant, that the Committee determines are necessary or appropriate to (A) preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. Neither the Company nor any Member of the Group shall have any liability to a US Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.

9.	Taxes

All income, social security or other taxes (excluding the employer portion of social security taxes) of any kind (including penalties and interest) relating to the Awards subject to Section 409A of the Code made under this Schedule will be borne by the US Participant. The Company or another Member of the Group may withhold from any payment (including, to the extent permitted by law, any salary, bonus, commissions or any payment of any kind otherwise due to the US Participant) or delivery of Shares any tax and social security contributions that are required to be withheld under any applicable law, rule or regulation.

10.	Termination and Amendment

The Committee may amend or terminate this Schedule at any time.

11.	Successors and Assigns

The terms of this Schedule shall be binding upon and inure to the benefit of the Company and its successors and assigns.

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